C O L E
COLE CREDIT PROPERTY TRUST II, INC.

December 13, 2005

Contact:
John H. Lotka, Chief Marketing Officer
602-778-8739

For Immediate Release:

Cole Credit Property Trust II, Inc. announces the acquisition of a property located in Texas, leased to CVS, and a property located in Illinois, leased to FedEx

On December 8, 2005, a wholly-owned subsidiary of the operating partnership of Cole Credit Property Trust II, Inc. (the “Company”) acquired an approximately 10,908 square foot single-tenant retail building on an approximately 1.41 acre site located in Richland Hills, Texas, which is 100% leased to CVS EGL Grapevine N Richland Hills Texas, LP, which is a wholly-owned subsidiary of CVS Corporation (“CVS”), through the initial term of the lease, which expires on August 28, 2017. On December 9, 2005, a wholly-owned subsidiary of the operating partnership of the Company acquired an approximately 67,295 square foot single-tenant commercial building on an approximately 8.55 acre site located in Rockford, Illinois, which is 100% leased to FedEx Ground Package System, Inc. (“FDX Ground”), which is a wholly-owned subsidiary of FedEx Corporation (“FDX”), through the initial term of the lease, which expires on September 30, 2015.

About CVS and FedEx

CVS operates over 5,000 stores in 36 states. CVS has a Standard & Poor’s credit rating of “A-” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “CVS”.

FDX Ground specializes in small-package shipping, with 100-percent coverage to every business address in the United States, Canada and Puerto Rico. FDX has a Standard & Poor’s credit rating of “BBB” and the company’s stock is publicly traded on the New York Stock Exchange under the ticker symbol “FDX”.

About Cole Credit Property Trust II, Inc.

Cole Credit Property Trust II, Inc. is a Maryland corporation that intends to qualify as a real estate investment trust beginning with the taxable year ending December 31, 2005. The investment objectives of Cole Credit Property Trust II, Inc. are to provide current income, preservation and return of capital and growth in the value of its investments.

This release may contain forward-looking statements relating to the business and financial outlook of Cole Credit Property Trust II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectus for the offering of equity of Cole Credit Property Trust II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

2555 E. Camelback Road, Suite 400
Phoenix, AZ 85016
602-778-8700